National General Holdings Corp. Reports Second Quarter 2015 Results

NEW YORK, August 3, 2015 (GLOBE NEWSWIRE) -- National General Holdings Corp. (Nasdaq:NGHC) today reported second quarter 2015 operating earnings(1) of $35.1 million or $0.36 per diluted share, compared to $34.1 million or $0.36 per diluted share in the second quarter of 2014. Net income was $33.8 million or $0.35 per diluted share, compared to $30.3 million or $0.32 per diluted share in the second quarter of 2014.

Second Quarter 2015 Highlights Versus Second Quarter 2014*

•
Net written premium grew by $30.1 million or 7.2% to $448.6 million, driven by the run-off of our third-party quota share treaty, additional premiums from acquisitions completed during the past year, and underlying organic growth within our P&C business.

•	The combined ratio was 91.5% compared to 93.1% in the prior year's quarter, excluding non-cash amortization of intangible assets, driven by improvement within both our P&C and A&H segments.

•
Total revenue grew $86.7 million or 19.6% to $529.6 million, driven by $55.1 million or 14.1% growth in net earned premiums, $28.9 million or 75.0% growth in service and fee income (including Attorney-in-Fact management fees of $10.7 million), and $4.8 million or 42.7% growth in net investment income, partially offset by a $1.5 million or 97.0% decline in ceding commission income from the run-off of our terminated third-party quota share.

•
Shareholders' equity grew 2.5% from March 31, 2015 to $1.29 billion, while fully diluted book value per share grew 1.3% to $11.11 at June 30, 2015. Annualized operating return on average common equity (ROE) was 13.2% for the second quarter of 2015.

•
Second quarter 2015 operating earnings exclude the following items, net of tax: $1.9 million or $0.02 per share of non-cash amortization of intangible assets, $1.6 million or $0.02 per share of net realized investment gains, $1.1 million or $0.01 per share of equity in earnings of unconsolidated subsidiaries, $1.1 million or $0.01 per share of foreign exchange losses, and $1.0 million or $0.01 per share of other than temporary impairment losses. Second quarter 2015 operating earnings include $7.2 million, or approximately $0.05 per share, of additional expenses related to transition and integration costs for to the Tower Personal Lines business.

Michael Karfunkel, National General's Chairman and CEO, stated: "We are pleased with our second quarter results, which included underlying growth and solid underwriting profitability in both of our operating segments. Within P&C, we have seen strong performance from both our legacy business and recent acquisitions, including our newest addition Assigned Risk Solutions (ARS), which closed early in the second quarter. We continue to make progress transitioning the homeowners product to our state-of-the-art technology platform, as we have already moved several key states and expect to be completed with the others by year-end, putting the majority of homeowners products on our system. Within A&H, we again posted solid profitability, and we believe we have only scratched the surface on the potential for what this business can become. We remained busy on the acquisition front, announcing our acquisition of the QBE Lender-Placed Insurance business on July 15 and announcing an agreement in principle to acquire certain business lines from Assurant Health on June 10. We expect both of these transactions will be immediately accretive to earnings and will greatly enhance the value of our franchise. Through the first half of 2015, we have profitably grown our business and made several great additions to our platform, and we now stand in an excellent position to capitalize on these moves during the rest of this year and throughout 2016. Going forward, we plan to continue to grow our business both organically and through additive transactions like these, building a premier personal lines insurer and further enhancing shareholder value.”

*NOTE: Unless specified otherwise, discussion of our second quarter 2015 results does not include financial results from the Reciprocal Exchanges, which are presented within our consolidated financial results within this release but are not included in net income available to NGHC common stockholders. Attorney-in-Fact management fees referenced within this release are eliminated in consolidated financial results.

Overview of Second Quarter 2015 as Compared to Second Quarter 2014
Gross written premium grew 6.5% to $499.0 million, net written premium grew 7.2% to $448.6 million, and net earned premium grew 14.1% to $446.6 million. Underlying premium growth was driven by several key factors: a continued increase in net retention due to the run-off of our terminated third party quota share, which was 100% complete as of July 31, 2014; additional premiums from acquisitions completed during the past year; and underlying organic growth within our P&C segment.
Ceding commission income decreased to $0.0 million from $1.6 million in the prior year's quarter, reflecting the run-off of our terminated third-party quota share. Service and fee income grew 75.0% to $67.3 million, driven by growth in both the P&C and A&H segments, and including management fees of $10.7 million related to the Attorneys-in-Fact that manage the Reciprocal Exchanges within the P&C segment.
Excluding non-cash amortization of intangible assets, the combined ratio was 91.5% with a loss ratio of 60.8% and an expense ratio of 30.7%, versus a prior year combined ratio of 93.1% with a loss ratio of 65.3% and an expense ratio of 27.8%. The lower loss ratio was driven by an improvement in both P&C and A&H loss ratios, and the higher expense ratio was driven by an increased P&C expense ratio partially offset by a reduced A&H expense ratio.
Underwriting results detailed by each of our business segments are as follows:

•
Property & Casualty - Gross written premium grew 13.9% to $464.5 million, net written premium grew 18.1% to $422.8 million, and net earned premium grew 13.5% to $410.3 million. Underlying P&C premium growth was driven by three key factors: (1) a continued increase in net retention due to the run-off of our terminated third party quota share, which was 100% complete as of July 31, 2014; (2) additional premiums from acquisitions completed during the past year, including Imperial which was acquired during the second quarter of 2014; and (3) underlying organic growth of approximately 6%. Ceding commission income decreased to $(0.2) million from $1.6 million in the prior year's quarter, reflecting the run-off of our terminated third-party quota share. Service and fee income grew 112.4% to $49.7 million, driven by increased underlying premium volume in the quarter, the addition of service and fee income from acquisitions completed during the past year (including our acquisition of Assigned Risk Solutions which closed on April 1, 2015), and the addition of $10.7 million of fees earned by the Attorneys-in-Fact that manage the Reciprocal Exchanges. Excluding non-cash amortization of intangible assets, the combined ratio was 91.6% with a loss ratio of 59.8% and an expense ratio of 31.8%, versus a prior year combined ratio of 91.7% with a loss ratio of 63.9% and an expense ratio of 27.8%. The improved loss ratio versus the prior year’s quarter is the result of business mix changes, most notably a growing proportion of homeowners business within our product portfolio. The increased expense ratio is primarily the result of $7.2 million, or approximately 1.8 points, of additional expenses related to transition and integration costs for the Tower Personal Lines business, which relate to IT, facilities management, operations, underwriting, and claims.

•
Accident & Health - Gross written premium declined 43.1% to $34.5 million, net written premium declined 57.3% to $25.8 million, and net earned premium grew 21.5% to $36.3 million. The decline in gross and net written premium was driven by a reduction in written premium at EuroAccident (our Swedish group life and health MGA), partially offset by growth within our domestic operations. EuroAccident net written premium declined to $10.0 million from $49.7 million in the prior year’s quarter driven by two key factors: (1) a substantial shift in exchange rates between U.S. Dollars and Swedish Krona between the two periods; and (2) as previously expected, a reduction from a higher level of second quarter 2014 premiums as the 2014 quarter included both a portion of year-to-date reinsured premium and the initial quarter of EuroAccident business being written on National General paper, while the 2015 second quarter includes only business written on National General paper. Our domestic operations continue to demonstrate strong growth, with a total of $15.9 million in net written premium at our U.S. underwriting subsidiaries, compared to $10.7 million in the prior year’s quarter. Service and fee income grew 17.1% to $17.7 million, with strong growth at VelaPoint (our call center general agency) and TABS (our domestic stop loss business), and added service and fee income from HST (which was acquired in the first quarter of 2015), partially offset by a decline at EuroAccident, where fee income is eliminated in consolidation as business is now written on National General paper. Excluding non-cash amortization of intangible assets, the combined ratio was 89.9% with a loss ratio of 72.0% and an expense ratio of 17.9%, versus a prior year combined ratio of 110.1% with a loss ratio of 82.4% and an expense ratio of 27.7%. The improved profitability was driven by a reduction in both the loss and expense ratios, reflecting the continued maturation of the A&H business and higher service and fee income.

•
Reciprocal Exchanges - Results for the Reciprocal Exchanges are not included in net income available to NGHC common stockholders. Gross written premium was $76.7 million, net written premium was $30.8 million, and net earned premium was $22.2 million. Excluding non-cash amortization of intangible assets, the combined ratio was 98.5% with a loss ratio of 68.5% and an expense ratio of 30.0%.

Investment income grew 42.7% to $16.2 million, reflecting an increase in the size of our investment portfolio as compared to the prior year’s quarter and our continued growth in retained earnings. Second quarter 2015 results included $2.4 million of net realized investment gains compared with no realized gains or losses in the second quarter of 2014, as well as an other than temporary impairment (OTTI) loss of $1.5 million compared to zero OTTI impact in the second quarter of 2014. Total cash, cash equivalents and investments grew to $1.91 billion at June 30, 2015 from $1.85 billion at March 31, 2015. Accumulated other comprehensive income (AOCI) declined to $15.0 million at June 30, 2015 from $32.7 million at March 31, 2015.
Other revenue was a loss of $1.4 million, with a negligible amount of other revenue in the prior year's quarter, driven by a $1.6 million foreign exchange loss from currency fluctuations within our European subsidiaries.
Interest expense of $4.8 million increased from $2.5 million in the prior year's quarter, as the second quarter 2014 did not reflect a full quarter of interest payments on our $250 million May 2014 senior note issuance. Debt was $250.3 million as of June 30, 2015.
Equity in earnings of unconsolidated subsidiaries (predominantly our investment in Life Settlement Entities) was $1.7 million in the second quarter of 2015 versus a loss of $2.6 million in the prior year's quarter, reflecting fair value adjustments on life settlement contracts.
The second quarter 2015 provision for income taxes was $9.1 million and the effective tax rate for the quarter was 19.8%. Included in the second quarter 2015 provision for income taxes was a $2.6 million benefit attributable to a reduction of the deferred tax liability (DTL) associated with the equalization reserves of our Luxembourg Reinsurance Company (LRC) subsidiaries. Excluding this benefit, the adjusted second quarter 2015 effective tax rate was 25.4%. As of June 30, 2015, the DTL associated with our LRC subsidiaries was $28.4 million.
National General Holding Corp. shareholders' equity was $1,289.7 million at June 30, 2015, growth of 2.5% from $1,258.9 million at March 31, 2015, reflecting the quarter’s retained earnings as well as the addition of $15 million of preferred stock from the exercise of the underwriters’ over-allotment option on our March 2015 preferred share offering, partially offset by a reduction in AOCI. Fully diluted book value per share was $11.11 at June 30, 2015, growth of 1.3% from $10.96 at March 31, 2015, and growth of 17.2% from $9.48 at June 30, 2014. Annualized operating return on average common equity (ROE) was 13.2% for the second quarter of 2015.

Additional Items

•
Assurant Health - On June 10, 2015 we announced that we had reached an agreement in principle, subject to final documentation and regulatory approval, to acquire certain business lines and assets from Assurant Health, which is a business segment of Assurant, Inc. (NYSE:AIZ). Included in the transaction are the small group self-funded and supplemental product lines, as well as the right to acquire certain other assets including North Star Marketing, a proprietary small group sales channel. In total, these businesses will provide National General with access to up to approximately $280 million of potential additional A&H revenues. Assurant Health will continue sales of its small group self-funded and supplemental products while the transaction is finalized. The transaction will be subject to customary closing conditions and regulatory approvals. In addition, National General and Assurant have entered into an exclusivity arrangement until a definitive agreement can be reached, during which National General will reinsure business written by Assurant Health.

•
QBE Lender-Placed Insurance - On July 15, 2015 we announced that we had reached an agreement to acquire the Lender-Placed Insurance business of QBE North America, a division of QBE Insurance Group Limited (ASX:QBE.AX). The transaction includes the acquisition of certain assets, including loan-tracking systems and technology, client servicing accounts, intellectual property, and vendor relationships, as well as the assumption of all related insurance liabilities in a reinsurance transaction through which National General will receive the loss reserves, unearned premium reserves, and invested assets at closing. As of June 30, 2015 these amounts were approximately $92 million, $247 million, and $342 million, respectively. The purchase price will be an aggregate cash payment of $90 million, payable at closing, which is expected to occur within 90 days. The transaction is subject to customary closing conditions and regulatory approvals. QBE LPI is the second largest lender-placed insurance platform in the U.S., produced $576 million of gross written and managed premium in 2014 and tracked 10.7 million home and auto loans as of December 31, 2014. QBE LPI offers a full suite of lender-placed insurance products to customers through three business segments: (1) LPI Home offers fire, home, and flood products, wrote $390 million GWP and tracked 7.8 million loans in 2014; (2) LPI Auto offers collateral protection insurance and guaranteed asset protection products for automobiles, wrote $150 million GWP and tracked 2.9 million loans in 2014; and (3) Seattle Specialty Insurance Services is an agency and tracking business focused on the smaller niche loan servicing market which wrote $36 million of GWP primarily on behalf of third-parties and tracked 595,000 loans in 2014. The company has an industry leading technology platform supported by comprehensive enterprise risk management capabilities, and a seasoned management team with significant operational expertise.

Conference Call
On Tuesday, August 4, 2015 at 11:00 AM ET, Chairman and Chief Executive Officer Michael Karfunkel and Chief Financial Officer Mike Weiner will review these results via a conference call that may be accessed as follows:
Toll-Free U.S. Dial-in:         888-267-2860
International Dial-in:         973-413-6102
Conference Entry Code:     842046
Webcast Registration:         http://ir.nationalgeneral.com/events.cfm
A replay of the conference call will be accessible from 2:00 PM ET on Tuesday, August 4, 2015 to 11:59 PM ET on Tuesday, August 18, 2015 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 842046. In addition, a replay of the webcast can also be retrieved at http://ir.nationalgeneral.com/events.cfm.

About National General Holdings Corp.
National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Forward Looking Statements
This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate" and "believe" or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships with AmTrust Financial Services, Inc., ACP Re Ltd., Maiden Holdings, Ltd. or third parties, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company's filings with the Securities and Exchange Commission.

Income Statement - Second Quarter
$ in thousands
(Unaudited)

	Three Months Ended June 30,
	2015				2014
	NGHC	Reciprocal Exchanges	Consolidated		NGHC
Revenues:
Gross written premium	$498,952	$76,729	$575,681		$468,473
Ceded premiums (related parties - $373, $(20), and $353 in 2015 and $12,690 in 2014)	(50,308)	(45,963)	(96,271)		(49,917)
Net written premium	448,644	30,766	479,410		418,556
Net earned premium	446,568	22,248	468,816		391,466

Ceding commission income	46	9,924	9,970		1,557
Service and fee income	67,343	947	57,558	(A)	38,486
Net investment income	16,154	2,181	18,335		11,321
Net realized gain/(loss) on investments	2,402	(546)	1,856		—
Other than temporary impairment loss	(1,467)	—	(1,467)		—
Other revenue	(1,415)	—	(1,415)		100
Total revenues	$529,631	$34,754	$553,653	(B)	$442,930

Expenses:
Loss and loss adjustment expense	$271,584	$15,245	$286,829		$255,604
Acquisition costs and other underwriting expenses	88,912	7,611	96,502	(C)	74,418
General and administrative	118,328	11,541	119,158	(D)	77,059
Interest expense	4,804	3,797	8,601		2,519
Total expenses	$483,628	$38,194	$511,090	(E)	$409,600

Income before provision for income taxes and equity in earnings (losses) of unconsolidated subsidiaries	$46,003	$(3,440)	$42,563		$33,330
Provision for income taxes	9,110	(1,219)	7,891		424
Income before equity in earnings (losses) of unconsolidated subsidiaries	36,893	(2,221)	34,672		32,906
Equity in earnings (losses) of unconsolidated subsidiaries	1,654	—	1,654		(2,610)
Net income before non-controlling interest and dividends on preferred shares	38,547	(2,221)	36,326		30,296
Less: net income attributable to non-controlling interest	20	(2,221)	(2,201)		(38)
Net income before dividends on preferred shares	38,527	—	38,527		30,334
Less: dividends on preferred shares	4,744	—	4,744		—
Net income available to common stockholders	$33,783	$—	$33,783		$30,334

NOTE: Consolidated column includes eliminations as follows: (A) $(10,732), (B) $(10,732), (C) $(21), (D) $(10,711), (E) $(10,732).

Income Statement - Year to Date
$ in thousands
(Unaudited)

	Six Months Ended June 30,
	2015				2014
	NGHC	Reciprocal Exchanges	Consolidated		NGHC
Revenues:
Gross written premium	$1,084,760	$137,966	$1,219,136	(A)	$1,114,615
Ceded premiums (related parties - $721, $3,570, and $4,291 in 2015 and $42,967 in 2014)	(124,728)	(88,563)	(209,701)	(B)	(128,574)
Net written premium	960,032	49,403	1,009,435		986,041
Net earned premium	883,837	64,144	947,981		749,318

Ceding commission income	1,099	13,951	15,050		6,927
Service and fee income	129,996	1,742	112,428	(C)	75,192
Net investment income	30,263	4,220	34,483		20,535
Net realized gain/(loss) on investments	3,912	147	4,059		—
Other than temporary impairment loss	(2,483)	—	(2,483)		—
Other revenue	(170)	—	(170)		107
Total revenues	$1,046,454	$84,204	$1,111,348	(D)	$852,079

Expenses:
Loss and loss adjustment expense	$550,266	$43,249	$593,515		$480,951
Acquisition costs and other underwriting expenses	175,541	10,872	186,387	(E)	148,791
General and administrative	218,204	25,925	224,845	(F)	153,258
Interest expense	10,187	7,494	17,681		3,112
Total expenses	$954,198	$87,540	$1,022,428	(G)	$786,112

Income before provision for income taxes and equity in earnings (losses) of unconsolidated subsidiaries	$92,256	$(3,336)	$88,920		$65,967
Provision for income taxes	17,529	(1,251)	16,278		7,760
Income before equity in earnings (losses) of unconsolidated subsidiaries	74,727	(2,085)	72,642		58,207
Equity in earnings (losses) of unconsolidated subsidiaries	6,612	—	6,612		(1,487)
Net income before non-controlling interest and dividends on preferred shares	81,339	(2,085)	79,254		56,720
Less: net income attributable to non-controlling interest	44	(2,085)	(2,041)		(6)
Net income before dividends on preferred shares	81,295	—	81,295		56,726
Less: dividends on preferred shares	5,775	—	5,775		—
Net income available to common stockholders	$75,520	$—	$75,520		$56,726

NOTE: Consolidated column includes eliminations as follows: (A) $(3,590), (B) $3,590, (C) $(19,310), (D) $(19,310), (E) $(26), (F) $(19,284), and (G) $(19,310).

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income available to common stockholders	$33,783	$30,334	$75,520	$56,726
Basic net income per common share	$0.36	$0.32	$0.81	$0.63
Diluted net income per common share	$0.35	$0.32	$0.79	$0.62

Operating earnings attributable to NGHC(1)	$35,082	$34,057	$74,770	$61,808
Basic operating earnings per common share(1)	$0.37	$0.36	$0.80	$0.69
Diluted operating earnings per common share(1)	$0.36	$0.36	$0.78	$0.68

Dividends declared per common share	$0.02	$0.01	$0.04	$0.02

Weighted average number of basic shares outstanding	93,597,448	93,344,400	93,527,977	89,526,029
Weighted average number of diluted shares outstanding	96,181,037	94,819,307	96,005,397	90,898,518
Shares outstanding, end of period	93,713,986	93,344,400	93,713,986	93,344,400
Fully diluted shares outstanding, end of period	96,297,575	94,819,307	96,191,405	94,819,307

Book value per share	$11.41	$9.63	$11.41	$9.63
Fully diluted book value per share	$11.11	$9.48	$11.12	$9.48

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income available to common stockholders	$33,783	$30,334	$75,520	$56,726
Add (subtract) net of tax:
Net realized (gain)/loss on investments	(1,561)	—	(2,543)	—
Other than temporary impairment losses	954	—	1,614	—
Foreign exchange (gain)/loss	1,062	246	783	247
Equity in (earnings)/losses of unconsolidated subsidiaries	(1,075)	1,697	(4,298)	967
Non-cash amortization of intangible assets	1,920	1,780	3,694	3,869
Non-cash impairment of goodwill	—	—	—	—
Operating earnings attributable to NGHC (1)	$35,082	$34,057	$74,770	$61,808

Operating earnings per common share:
Basic operating earnings per common share	$0.37	$0.36	$0.80	$0.69
Diluted operating earnings per common share	$0.36	$0.36	$0.78	$0.68

Balance Sheet
$ in thousands
(Unaudited)

	June 30, 2015			December 31, 2014
	(unaudited)			(audited)
ASSETS	NGHC	Reciprocal Exchanges	Consolidated	NGHC	Reciprocal Exchanges	Consolidated
Investments:
Fixed maturities (2)	$1,461,944	$223,453	$1,685,397	$1,374,087	$222,739	$1,596,826
Equity securities (3)	55,848	1,515	57,363	45,802	2,817	48,619
Short-term investments	50	9,261	9,311	50	10,490	10,540
Equity investment in unconsolidated subsidiaries	178,557	—	178,557	155,900	—	155,900
Other investments	7,607	—	7,607	4,764	—	4,764
Securities pledged (4)	68,826	—	68,826	49,456	—	49,456
Total investments	1,772,832	234,229	2,007,061	1,630,059	236,046	1,866,105
Cash and cash equivalents	132,791	35,270	168,061	123,178	9,437	132,615
Accrued investment income	13,463	1,976	15,439	12,553	1,898	14,451
Premiums and other receivables, net (5)	711,439	54,716	766,155	589,205	58,238	647,443
Deferred acquisition costs	122,232	19,028	141,260	121,514	4,485	125,999
Reinsurance recoverable on unpaid losses (6)	836,627	42,039	878,666	888,215	23,583	911,798
Prepaid reinsurance premiums	64,847	59,047	123,894	75,837	26,924	102,761
Notes receivable from related party	125,000	—	125,000	125,000	—	125,000
Due from affiliate	24,701	—	24,701	5,129	—	5,129
Premises and equipment, net	28,709	—	28,709	30,583	—	30,583
Intangible assets, net	264,863	7,567	272,430	237,404	11,433	248,837
Goodwill	113,843	—	113,843	70,764	—	70,764
Prepaid and other assets	18,351	24,348	42,699	43,160	71	43,231
Total assets	$4,229,698	$478,220	$4,707,918	$3,952,601	$372,115	$4,324,716
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$1,429,244	$124,328	$1,553,572	$1,450,305	$111,848	$1,562,153
Unearned premiums	808,395	137,380	945,775	744,438	119,998	864,436
Unearned service contract and other revenue	9,336	35,145	44,481	8,527	—	8,527
Reinsurance payable (7)	83,008	6,675	89,683	97,830	13,811	111,641
Accounts payable and accrued expenses (8)	165,912	22,923	188,835	189,430	17,691	207,121
Due to affiliate	—	38,056	38,056	—	1,552	1,552
Securities sold under agreements to repurchase, at contract value	61,154	—	61,154	46,804	—	46,804
Deferred tax liability	(7,559)	38,855	31,296	29,133	38,402	67,535
Income tax payable	46,500	35	46,535	29,532	1,059	30,591
Notes payable (9)	250,337	52,547	302,884	250,708	48,374	299,082
Other liabilities	93,697	14,809	108,506	46,114	5,710	51,824
Total liabilities	$2,940,024	$470,753	$3,410,777	$2,892,821	$358,445	3,251,266
Stockholders’ equity:
Common stock (10)	$937	$—	$937	$934	$—	$934
Preferred stock (11)	220,000	—	220,000	55,000	—	55,000
Additional paid-in capital	688,967	—	688,967	690,736	—	690,736
Accumulated other comprehensive income	14,993	—	14,993	20,192	—	20,192
Retained earnings	364,609	—	364,609	292,832	—	292,832
Total National General Holdings Corp. stockholders' equity	1,289,506	—	1,289,506	1,059,694	—	1,059,694
Non-controlling interest	168	7,467	7,635	86	13,670	13,756
Total stockholders’ equity	1,289,674	7,467	1,297,141	1,059,780	13,670	1,073,450
Total liabilities and stockholders’ equity	$4,229,698	$478,220	$4,707,918	$3,952,601	$372,115	$4,324,716

Segment Information - Second Quarter
$ in thousands
(Unaudited)

	Three Months Ended June 30,
	2015				2014
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC
Gross written premium	$464,494	$34,458	$498,952	$76,729	$407,863	$60,610	$468,473
Net written premium	422,838	25,806	448,644	30,766	358,096	60,460	418,556
Net earned premium	410,301	36,267	446,568	22,248	361,623	29,843	391,466

Ceding commission income	(225)	271	46	9,924	1,557	—	1,557
Service and fee income	49,671	17,672	67,343	947	23,389	15,097	38,486
Total underwriting revenue	$459,747	$54,210	$513,957	$33,119	$386,569	$44,940	$431,509

Loss and loss adjustment expense	$245,454	$26,130	$271,584	$15,245	$231,008	$24,596	$255,604
Acquisition costs and other	77,293	11,619	88,912	7,611	61,440	12,978	74,418
General and administrative	104,297	14,031	118,328	11,541	64,715	12,344	77,059
Total underwriting expenses	$427,044	$51,780	$478,824	$34,397	$357,163	$49,918	$407,081

Underwriting income (loss)	$32,703	$2,430	$35,133	$(1,278)	$29,406	$(4,978)	$24,428
Non-cash impairment of goodwill	—	—	—	—	—	—	—
Non-cash amortization of intangible assets	1,733	1,221	2,954	1,615	773	1,966	2,739
Underwriting income (loss) before amortization and impairment	$34,436	$3,651	$38,087	$337	$30,179	$(3,012)	$27,167

Underwriting ratios
Loss and loss adjustment expense ratio (12)	59.8%	72.0%	60.8%	68.5%	63.9%	82.4%	65.3%
Operating expense ratio (Non-GAAP) (13,14)	32.2%	21.3%	31.3%	37.2%	28.0%	34.3%	28.5%
Combined ratio (Non-GAAP) (13,15)	92.0%	93.3%	92.1%	105.7%	91.9%	116.7%	93.8%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (12)	59.8%	72.0%	60.8%	68.5%	63.9%	82.4%	65.3%
Operating expense ratio (Non-GAAP) (13,16)	31.8%	17.9%	30.7%	30.0%	27.8%	27.7%	27.8%
Combined ratio (Non-GAAP) (13,15)	91.6%	89.9%	91.5%	98.5%	91.7%	110.1%	93.1%

NOTE: Loss and loss adjustment expense ratio and operating expense ratio may not sum to combined ratio due to rounding.

Segment Information - Year to Date
$ in thousands
(Unaudited)

	Six Months Ended June 30,
	2015				2014
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC
Gross written premium	$974,945	$109,815	$1,084,760	$137,966	$1,014,471	$100,144	$1,114,615
Net written premium	867,098	92,934	960,032	49,403	886,094	99,947	986,041
Net earned premium	816,395	67,442	883,837	64,144	688,842	60,476	749,318

Ceding commission income	546	553	1,099	13,951	6,927	—	6,927
Service and fee income	94,905	35,091	129,996	1,742	45,062	30,130	75,192
Total underwriting revenue	$911,846	$103,086	$1,014,932	$79,837	$740,831	$90,606	$831,437

Loss and loss adjustment expense	$504,033	$46,233	$550,266	$43,249	$440,438	$40,513	$480,951
Acquisition costs and other	152,630	22,911	175,541	10,872	117,213	31,578	148,791
General and administrative	190,026	28,178	218,204	25,925	128,236	25,022	153,258
Total underwriting expenses	$846,689	$97,322	$944,011	$80,046	$685,887	$97,113	$783,000

Underwriting income (loss)	$65,157	$5,764	$70,921	$(209)	$54,944	$(6,507)	$48,437
Non-cash impairment of goodwill	—	—	—	—	—	—	—
Non-cash amortization of intangible assets	3,752	1,931	5,683	3,866	1,616	4,336	5,952
Underwriting income (loss) before amortization and impairment	$68,909	$7,695	$76,604	$3,657	$56,560	$(2,171)	$54,389

Underwriting ratios
Loss and loss adjustment expense ratio (12)	61.7%	68.6%	62.3%	67.4%	63.9%	67.0%	64.2%
Operating expense ratio (Non-GAAP) (13,14)	30.3%	22.9%	29.7%	32.9%	28.1%	43.8%	29.4%
Combined ratio (Non-GAAP) (13,15)	92.0%	91.5%	92.0%	100.3%	92.0%	110.8%	93.5%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (12)	61.7%	68.6%	62.3%	67.4%	63.9%	67.0%	64.2%
Operating expense ratio (Non-GAAP) (13,16)	29.8%	20.0%	29.1%	26.9%	27.9%	36.6%	28.6%
Combined ratio (Non-GAAP) (13,15)	91.6%	88.6%	91.4%	94.3%	91.8%	103.6%	92.8%

NOTE: Loss and loss adjustment expense ratio and operating expense ratio may not sum to combined ratio due to rounding.

Reconciliation of Operating Expense Ratio (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended June 30,
	2015				2014
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC
Total underwriting expenses	$427,044	$51,780	$478,824	$34,397	$357,163	$49,918	$407,081
Less: Loss and loss adjustment expense	245,454	26,130	271,584	15,245	231,008	24,596	255,604
Less: Ceding commission income	(225)	271	46	9,924	1,557	—	1,557
Less: Service and fee income	49,671	17,672	67,343	947	23,389	15,097	38,486
Operating expense	132,144	7,707	139,851	8,281	101,209	10,225	111,434
Net earned premium	$410,301	$36,267	$446,568	$22,248	$361,623	$29,843	$391,466
Operating expense ratio (Non-GAAP)	32.2%	21.3%	31.3%	37.2%	28.0%	34.3%	28.5%

Total underwriting expenses	$427,044	$51,780	$478,824	$34,397	$357,163	$49,918	$407,081
Less: Loss and loss adjustment expense	245,454	26,130	271,584	15,245	231,008	24,596	255,604
Less: Ceding commission income	(225)	271	46	9,924	1,557	—	1,557
Less: Service and fee income	49,671	17,672	67,343	947	23,389	15,097	38,486
Less: Non-cash impairment of goodwill	—	—	—	—	—	—	—
Less: Non-cash amortization of intangible assets	1,733	1,221	2,954	1,615	773	1,966	2,739
Operating expense before amortization and impairment	130,411	6,486	136,897	6,666	100,436	8,259	108,695
Net earned premium	$410,301	$36,267	$446,568	$22,248	$361,623	$29,843	$391,466
Operating expense ratio before amortization and impairment (Non-GAAP)	31.8%	17.9%	30.7%	30.0%	27.8%	27.7%	27.8%

	Six Months Ended June 30,
	2015				2014
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC
Total underwriting expenses	$846,689	$97,322	$944,011	$80,046	$685,887	$97,113	$783,000
Less: Loss and loss adjustment expense	504,033	46,233	550,266	43,249	440,438	40,513	480,951
Less: Ceding commission income	546	553	1,099	13,951	6,927	—	6,927
Less: Service and fee income	94,905	35,091	129,996	1,742	45,062	30,130	75,192
Operating expense	247,205	15,445	262,650	21,104	193,460	26,470	219,930
Net earned premium	$816,395	$67,442	$883,837	$64,144	$688,842	$60,476	$749,318
Operating expense ratio (Non-GAAP)	30.3%	22.9%	29.7%	32.9%	28.1%	43.8%	29.4%

Total underwriting expenses	$846,689	$97,322	$944,011	$80,046	$685,887	$97,113	$783,000
Less: Loss and loss adjustment expense	504,033	46,233	550,266	43,249	440,438	40,513	480,951
Less: Ceding commission income	546	553	1,099	13,951	6,927	—	6,927
Less: Service and fee income	94,905	35,091	129,996	1,742	45,062	30,130	75,192
Less: Non-cash impairment of goodwill	—	—	—	—	—	—	—
Less: Non-cash amortization of intangible assets	3,752	1,931	5,683	3,866	1,616	4,336	5,952
Operating expense before amortization and impairment	243,453	13,514	256,967	17,238	191,844	22,134	213,978
Net earned premium	$816,395	$67,442	$883,837	$64,144	$688,842	$60,476	$749,318
Operating expense ratio before amortization and impairment (Non-GAAP)	29.8%	20.0%	29.1%	26.9%	27.9%	36.6%	28.6%

Premiums by Business Line
$ in thousands
(Unaudited)

	Three Months Ended June 30,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2015	2014	Change	2015	2014	Change	2015	2014	Change
Property & Casualty
Personal Auto	$289,264	$288,654	0.2%	$252,406	$244,938	3.0%	$267,112	$244,126	9.4%
Homeowners	74,438	34,018	118.8%	75,456	34,018	121.8%	63,227	49,024	29.0%
RV/Packaged	43,096	42,148	2.2%	42,774	40,206	6.4%	37,576	36,720	2.3%
Commercial Auto	50,482	37,269	35.5%	46,258	33,639	37.5%	37,429	28,146	33.0%
Other	7,214	5,774	24.9%	5,944	5,295	12.3%	4,957	3,607	37.4%
Property & Casualty Total	464,494	407,863	13.9%	422,838	358,096	18.1%	410,301	361,623	13.5%

Accident & Health	34,458	60,610	(43.1)%	25,806	60,460	(57.3)%	36,267	29,843	21.5%
Total National General	498,952	468,473	6.5%	448,644	418,556	7.2%	446,568	391,466	14.1%

Reciprocal Exchanges
Personal Auto	25,773	—	NA	25,696	—	NA	23,541	—	NA
Homeowners	43,909	—	NA	(2,041)	—	NA	(5,528)	—	NA
Other	7,047	—	NA	7,111	—	NA	4,235	—	NA
Reciprocal Exchanges Total	76,729	—	NA	30,766	—	NA	22,248	—	NA
Consolidated Total	$575,681	$468,473	22.9%	$479,410	$418,556	14.5%	$468,816	$391,466	19.8%

	Six Months Ended June 30,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2015	2014	Change	2015	2014	Change	2015	2014	Change
Property & Casualty
Personal Auto	$628,598	$637,338	(1.4)%	$547,649	$521,589	5.0%	$534,643	$451,328	18.5%
Homeowners	162,262	216,085	(24.9)%	145,846	216,085	(32.5)%	127,350	106,777	19.3%
RV/Packaged	80,646	80,693	(0.1)%	79,668	76,363	4.3%	73,552	70,861	3.8%
Commercial Auto	91,828	71,553	28.3%	84,251	63,760	32.1%	72,051	52,921	36.1%
Other	11,611	8,802	31.9%	9,684	8,297	16.7%	8,799	6,955	26.5%
Property & Casualty Total	974,945	1,014,471	(3.9)%	867,098	886,094	(2.1)%	816,395	688,842	18.5%

Accident & Health	109,815	100,144	9.7%	92,934	99,947	(7.0)%	67,442	60,476	11.5%
Total National General	1,084,760	1,114,615	(2.7)%	960,032	986,041	(2.6)%	883,837	749,318	18.0%

Reciprocal Exchanges
Personal Auto	43,464	—	NA	42,135	—	NA	46,471	—	NA
Homeowners	80,722	—	NA	(6,823)	—	NA	9,886	—	NA
Other	13,780	—	NA	14,091	—	NA	7,787	—	NA
Reciprocal Exchanges Total	137,966	—	NA	49,403	—	NA	64,144	—	NA
Consolidated Total	$1,219,136	$1,114,615	9.4%	$1,009,435	$986,041	2.4%	$947,981	$749,318	26.5%
NOTE: Consolidated Total includes elimination of $(3,590) within Gross Written Premium for Six Months Ended June 30, 2015.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating EPS are Non-GAAP financial measures defined by the Company as net income and basic earnings per share excluding after-tax net realized investment gain or loss on securities, other than temporary impairment losses, foreign exchange gain or loss, equity in earnings or losses of unconsolidated subsidiaries, non-cash amortization of intangible assets, and non-cash impairment of goodwill. The Company believes operating earnings and basic and diluted operating EPS are more relevant measures of the Company’s profitability because operating earnings and basic and diluted operating EPS contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management’s direct control and non-recurring items. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these Non-GAAP measures to the most directly comparable GAAP measure.
(2) Fixed maturities, available-for-sale, at fair value (amortized cost $1,436,983, $225,924, $1,662,907 at June 30, 2015 and $1,330,760, $222,121, $1,522,881 at December 31, 2014).
(3) Equity securities, available-for-sale, at fair value (cost $55,937, $1,501, $57,438 at June 30, 2015 and $52,272, $2,752, $55,024 at December 31, 2014).
(4) Securities pledged (amortized cost $68,942, $0, $68,942 at June 30, 2015 and $47,546, $0, $47,546 at December 31, 2014).
(5) Premiums and other receivables, net (NGHC) includes $108,542 and $64,129 from related parties at June 30, 2015 and December 31, 2014, respectively.
(6) Reinsurance recoverable on unpaid losses (NGHC) includes $60,384 and $88,970 from related parties at June 30, 2015 and December 31, 2014, respectively.
(7)Reinsurance payable (NGHC) includes $41,600 and $41,965 to related parties at June 30, 2015 and December 31, 2014, respectively.
(8) Accounts payable and accrued expenses (NGHC) includes $47,550 and $38,576 to related parties at June 30, 2015 and December 31, 2014, respectively.
(9) Notes payable (Reciprocal Exchanges) includes $52,547 and $48,374 owed to related party at June 30, 2015 and December 31, 2014, respectively.
(10) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 93,713,986 shares - June 30, 2015; authorized 150,000,000 shares, issued and outstanding 93,427,382 - December 31, 2014.
(11) Preferred stock: $0.01 par value, authorized 10,000,000 shares, issued and outstanding 2,365,000 shares and 2,200,000 shares at June 30, 2015 and December 31, 2014, respectively.
(12) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned premium.
(13) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expense by ceding commission income and service and fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. The Company believes this presentation enhances the understanding of our results by eliminating what we believe are volatile and unusual events and presenting the ratios with what we believe are the underlying run rates of the business. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these Non-GAAP measures to the most directly comparable GAAP measure.
(14) Operating expense ratio (non-GAAP) is calculated by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income.
(15) Combined ratio (non-GAAP) is calculated by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together.
(16) Operating expense ratio (non-GAAP) before amortization and impairment is calculated by dividing the operating expense before amortization and impairment by net earned premium. Operating expense before amortization and impairment consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income less non-cash amortization of intangible assets and non-cash impairment of goodwill.

Investor Contact
Dean Evans
Director of Investor Relations
Phone: 212-380-9462
Email: Dean.Evans@NGIC.com